Exhibit 99.1

RIGHTS OFFERING NOTICE

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Notice to security holders –                 , 2023

The purpose of this notice (“Notice”) is to advise holders of common shares (“Common Shares”) of DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) of an offering by the Company of transferable rights (“Rights”) to subscribe for Common Shares (the “Offering”).

Further information regarding the Offering is provided in our rights offering circular dated                , 2023. See Item 8 below.

In addition, the Company has filed a registration statement on Form S-1 (File No. 333-275172) containing a prospectus (the “U.S. Prospectus”) with respect to the Offering to which this Notice relates with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933. Before you invest, you should read the U.S. Prospectus and other documents the Company has filed and will file with the SEC for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the U.S. Prospectus if you request it by contacting the Company’s investor relations group by email at ir@dirtt.com or 1-800-605-6707.

Reference in this Notice to “we”, “our”, “us” and similar terms means DIRTT. Reference in this Notice to “you”, “your” and similar terms mean shareholders of the Company.

1.    Who can participate in the rights offering?

Rights will be distributed, at no charge, to holders of Common Shares of record as of the close of business on                , 2023 (the “Record Date”) in an Eligible Jurisdiction (as defined below) or who is an Approved Holder (as defined below). Rights holders may participate in the Offering by exercising Rights and subscribing for Common Shares thereunder. If you are resident in or otherwise subject to securities laws of the United States (“U.S.”), you should read the U.S. Prospectus, available on the SEC’s website at www.sec.gov.

2.    Who is eligible to receive and exercise rights?

The Rights are being offered to holders of our Common Shares as of the close of business on the Record Date residing in each of the provinces and territories of Canada and in the U.S. (the “Eligible Jurisdictions”). Shareholders not resident in Eligible Jurisdictions (“Ineligible Holders”) that are able to establish to the Company’s satisfaction, in its sole discretion, not later than                , 2023, that an offering to and subscription by such holder of Rights and Common Shares, respectively, is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and in the jurisdiction where such Ineligible Holder is resident and would not require that the Company file any document, take any proceeding, make any application, obtain any approval, give any notice or make any payment, in each case of any kind or nature whatsoever, including by delivering a representation letter in the form presented by the Company (an “Approved Holder”), will be eligible to receive Rights.

This Notice does not constitute an offer or a solicitation in any jurisdiction in which, or to any person to whom, such offer or solicitation is unlawful. No Rights or Common Shares issuable upon exercise thereof are offered for sale, and no offers to purchase securities are solicited, in any jurisdiction that is not an Eligible Jurisdiction, or to or from Ineligible Holders.

Ineligible Holders will not receive a rights direct registration system advice (“Rights DRS Advice”) or a subscription form (the “Subscription Form”) (as described in Item 6 below), but will be sent a letter advising (i) that their Rights will be held by Computershare Investor Services Inc. (the “Subscription Agent”), as agent for the benefit of all such Ineligible Holders, and (ii) how Ineligible Holders might establish their ability to participate in the Offering and subscribe for Common Shares as an Approved Holder, failing which the Subscription Agent will attempt to sell the Rights for the benefit of such Ineligible Holder.

3.    How many rights are we offering?

We expect to distribute                Rights entitling the holders thereof to subscribe for and purchase an aggregate of                Common Shares at a price of C$                per whole Common Share.

4.    How many rights will you receive?

Registered holders of our Common Shares as of the close of business on the Record Date will receive one Right for every Common Share so held.

5.    What does one right entitle you to receive?

Each Right will entitle its holder to purchase                Common Shares at a subscription price of C$                per whole Common Share (the “Subscription Price”), exercisable for whole Common Shares only, on or before the Expiration Time on the Expiration Date (the “Basic Subscription Privilege”). You may not exercise your Rights to acquire less than one whole Common Share. As a result,                Rights are required to subscribe for one whole Common Share. No fractional Common Shares will be issued. Where any exercise of Rights would otherwise entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced and rounded down to the next lowest whole number of Common Shares, and the fraction shall be cancelled without any repayment of capital or other consideration therefor.

If you fully exercise your Basic Subscription Privilege (other than those Rights to acquire less than one whole Common Share, which cannot be exercised) and our other shareholders do not fully exercise their Basic Subscription Privileges, you may also exercise an additional subscription privilege to purchase additional Common Shares (the “Additional Subscription Privilege”) not issued under the Basic Subscription Privilege, subject to the availability and pro rata allocation of Common Shares among shareholders exercising this Additional Subscription Privilege. To the extent the number of Common Shares not issued under the Basic Subscription Privilege is not sufficient to satisfy all of the properly exercised Additional Subscription Privilege requests, then the available Common Shares will be prorated among those who properly exercised Additional Subscription Privileges based on the number of Common Shares that such Rights holder subscribed for under the Basic Subscription Privilege compared to the total number of Common Shares subscribed for under the Basic Subscription Privilege by the holders properly exercising the Additional Subscription Privilege. If this pro rata allocation results in any shareholder receiving a greater number of Common Shares than the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, then such shareholder will be allocated only that number of Common Shares for which the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, and the remaining Common Shares will be allocated among all other shareholders exercising the Additional Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Common Shares have been allocated or all Additional Subscription Privilege exercises have been fulfilled, whichever occurs earlier.

Rights will be evidenced by a Rights DRS Advice issued under the direct registration system administered by the Subscription Agent.

To exercise your Rights, you must complete the Subscription Form included with the Rights DRS Advice and deliver it to the Subscription Agent, together with full payment for all the Rights you elect to exercise under the Basic Subscription Privilege and Additional Subscription Privilege, before the expiration of the Offering. You may deliver the required documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of Common Shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct the Registered Holder of your Common Shares to exercise your Rights on your behalf and deliver all required documents and payment before the Expiration Time on the Expiration Date. You should contact the Registered Holder of the rights as soon as possible as they may establish an earlier deadline for receiving subscription instructions. See Item 7 below.

6.    How will you receive your rights?

Rights will be evidenced by a Rights DRS Advice issued under the direct registration system administered by the Subscription Agent.

Registered Eligible Holders – If you hold your Common Shares in your own name, you are a Registered Holder. A Rights DRS Advice representing the total number of Rights to which you are entitled as at the Record Date, together with a subscription form (a “Subscription Form”), is enclosed with this Notice.

Beneficial Eligible Holders – If you hold your Common Shares in the name of a broker, bank, or other nominee, then your broker, bank, or other nominee is the Registered Holder of the Common Shares you own. The Registered Holder must exercise the Rights on your behalf for the Common Shares you wish to purchase.

7.    When and how can you exercise your rights?

Registered Eligible Holders – If you wish to participate in this Offering, you must take the following steps, unless your Common Shares are held by a broker, bank, or other nominee: (i) deliver payment to the Subscription Agent using the methods outlined below; and (ii) deliver a properly completed Subscription Form to the Subscription Agent at or before the Expiration Time on the Expiration Date.

If you send a payment that is insufficient to purchase the number of Common Shares you requested, or if the number of Common Shares you requested is not specified in the Subscription Form, the payment received will be applied to exercise your Basic Subscription Privilege. Unless you have specified the number of Common Shares you wish to purchase upon exercise of your Additional Subscription Privilege, any payment in excess of that required to exercise your Basic Subscription Privilege will be refunded. If the payment exceeds the Subscription Price for the full exercise of the Basic Subscription Privilege and Additional Subscription Privilege (to the extent specified by you), the excess will be refunded. You will not receive interest on any payments refunded to you under this Offering.

Your payment of the Subscription Price must be made in Canadian dollars for the full number of Common Shares for which you are subscribing by certified cheque, bank draft or money order payable to the Subscription Agent. The Subscription Agent will accept payment only by certified cheque, bank draft or money order payable to the Subscription Agent. Your payment will be considered received by the Subscription Agent only upon receipt by the Subscription Agent of any certified cheque, bank draft or money order payable to the Subscription Agent. You should deliver your Subscription Form, and payment of the Subscription Price to the Subscription Agent by one of the methods described below, delivery to any other address or by any other method will not constitute valid delivery:

By Hand or Courier: Computershare Investor Services Inc. 100 University Ave., 8th Floor Toronto ON, M5J 2Y1 Attn: Corporate Actions	By Mail: Computershare Investor Services Inc. 31 Adelaide St E., PO Box 7021 Toronto, ON M5C 3H2 Attn: Corporate Actions

Beneficial Eligible Holders – If you wish to participate in this Offering and purchase Common Shares, please promptly contact the record holder of your Common Shares. You should contact the record holder for instruction to participate in the Offering (or such other documents required by your broker, bank, or other nominee).

If you hold your Common Shares in the name of a securities broker or dealer, bank or trust company or other participant in the book based system administered by the Canadian Depository for Securities or in the book based system administered by the Depository Trust Company (a “Participant”), then your broker, bank, or other nominee is the Registered Holder of the Common Shares you own. As a beneficial owner, you should instruct the Registered Holder to exercise your Right on your behalf and deliver all required documents and payment before the expiration of the Offering. The Registered Holder must exercise the Rights on your behalf for the Common Shares you wish to purchase. You should contact the Registered Holder of the rights as soon as possible as they may establish an earlier deadline for receiving subscription instructions.

If you wish to participate in this Offering and purchase Common Shares, please promptly contact the Registered Holder of your Common Shares. You should contact the Registered Holder for instruction to participate in the Offering.

8.    What are the next steps?

This Notice contains key information you should know about DIRTT. You can find more details in our rights offering circular dated                , 2023, a copy of which is available under the Company’s issuer profile on SEDAR+ at www.sedarplus.ca or from our website at www.dirtt.com. You can also ask your dealer representative for a copy or contact the Company’s investor relations group by email at ir@dirtt.com or 1-800-605-6707. You should carefully read the rights offering circular, along with DIRTT’s continuous disclosure record, to make an informed decision.

DATED: , 2023

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Benjamin Urban
Chief Executive Officer